Exhibit 99.1

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 25, 2010
RAVEN INDUSTRIES REPORTS RECORD SECOND QUARTER RESULTS
SIOUX FALLS, SD—August 25, 2010—Raven Industries, Inc. (RAVN: Nasdaq) today announced record sales and earnings for the second quarter ended July 31, 2010. The company continues to experience growing demand in several of its end markets, including energy, precision agriculture, and military surveillance.
For the second quarter, sales increased 29 percent to $73.2 million from $56.6 million in the same period a year ago. The largest sales increases were reported by Engineered Films, and every operating unit showed some level of sales growth. Net income increased 35 percent to $8.4 million, or $0.46 per diluted share, compared with $6.2 million, or $0.34 per diluted share one year earlier. For the six months, sales reached $158.2 million, a 30 percent increase from the first half of the previous year. First-half net income of $21.3 million, or $1.18 per share, was 38 percent above the prior year’s six-month results.
“Our earnings growth this quarter was driven by higher revenues, and not cost cutting,” said Daniel A. Rykhus, chief executive officer. “The top-line growth was led by our Engineered Films Division, where activity in the energy markets remains strong. During the past quarter we continued to see more positive signs in our industrial and agricultural markets. Our record first half performance has provided a great platform for growth, even in this tough economic climate.”
Double Digit Sales Growth at Applied Technology
Second quarter revenues for the Applied Technology Division increased 13 percent to $21.0 million compared with $18.6 million for the second quarter last year. Operating income was up 8 percent, to $5.5 million, compared with $5.1 million for the same period last year.
“Despite second quarter seasonality, this division continues to benefit from strong revenue growth in our core steering product lines,” Rykhus said. “Raven is focused on high-accuracy steering solutions and information management services for a wide range of agricultural applications. Our precision ag platform turns real-time field information into cost savings and our newly expanded software suite continues to generate high levels of interest, particularly in the U.S. and Canada.”
Volume Drives Gains at Engineered Films
In the second quarter, revenues in the Engineered Films Division increased 74 percent to $26.1 million versus $15.0 million for the second quarter last year. Operating earnings, at $5.5 million, improved 166 percent from the same period a year ago.
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“The momentum continues in our primary markets,” Rykhus stated. “In fact, we processed a record amount of material in the second quarter. This incremental volume, coupled with favorable margins, generated significant gains in operating income. In addition to strength in the energy market, demand from our agricultural and industrial markets for Engineered Films products increased substantially from the prior year. As we look at current order patterns we remain optimistic about the growth prospects for Engineered Films, although the high percentage gains in the first half should moderate in the second half.”
Growth Continues at Aerostar
Aerostar’s sales in the second quarter grew 58 percent to $9.2 million from $5.8 million in the previous year’s second quarter. Operating income, at $1.3 million, increased 18 percent from $1.1 million versus a year earlier.
“As in the first quarter, aerostats fueled sales and income growth,” Rykhus said. “We expect shipments will be strong again in the third quarter and we anticipate additional orders for delivery in the fourth quarter and into our next fiscal year. Aerostar will continue to experience some quarter-to-quarter volatility as we take advantage of tethered aerostat development and deployment opportunities. The other factor affecting our profitability in the first half was the ramping up of the T-11 Army Airborne parachute contract to our targeted delivery levels. As a result, we’re optimistic about Aerostar becoming an important contributor to our overall growth plan.”
Less Favorable Mix at Electronic Systems
Sales in the second quarter for the Electronic Systems Division were $18.1 million versus $17.9 million for last year’s second quarter, up 1 percent. Operating income declined 5 percent to $2.8 million, from $3.0 million in the year-ago quarter.
“A less favorable product mix impacted our margins compared to a year ago,” Rykhus explained. “We’re operating at a good level with an appropriate cost structure. We continue to bid on new projects. In the meantime, this division remains a good contributor to cash flow.”
Healthy Balance Sheet and Cash Flows
At July 31, 2010, cash and investment balances were $53.6 million, up from $43.0 million a year ago. First half operating cash flows, although down as a result of working capital requirements, remain strong, at $19.8 million versus $34.3 million last year. Working capital levels reflected a higher level of sales activity. Accounts receivable increased to $34.7 million compared with $29.2 million at July 31, 2009. Inventories were $45.2 million, up $15.7 million from the same quarter in the prior year. Accounts receivable days continue to trend favorably while inventory turns were slowed by resin purchase levels and delays in tethered aerostat shipments.
Raven announced a special dividend of $1.25 per share earlier this week. In this current fiscal year, the combination of the special dividend and regular quarterly dividends means that Raven will return approximately $34 million in cash to shareholders. Raven increased its regular quarterly dividend from $0.14 to $0.16 per share in the first quarter of this year.
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On Track for a Record Year
Rykhus concluded, “We expect a record year at Raven through the continuation of current trends. This includes sales and profit growth in the second half, with moderation in the growth rate of Engineered Films. Since the fourth quarter of last year represented the beginning of our recovery, we anticipate comparisons to get tougher as the year progresses.
“While the economic environment remains volatile, we are gearing up for continued growth to take advantage of our market position and financial strength. In the first quarter we increased our annual capital spending forecast to a range of $12 million to $15 million. We have two priorities. The first is to allocate resources for growth opportunities in precision agriculture, persistent surveillance and barrier films. The second is to build out the business platform in key areas of R&D and business development.”
About Raven Industries, Inc.
With strengths in engineering and technological innovation, Raven provides custom solutions including precision agriculture applications, high performance specialty films, aerostats for communications and surveillance, and electronic manufacturing services.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its second quarter performance, and provide an outlook for the current year. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com several minutes before the call to download the necessary software. In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through September 1, 2010. To access the rebroadcast, dial 877-870-5176 and enter this passcode: 2140620. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2010	2009	Change	2010	2009	Change
Net sales	$73,174	$56,586	29%	$158,204	$121,808	30%
Cost of goods sold	52,785	41,474		110,644	86,268

Gross profit	20,389	15,112	35%	47,560	35,540	34%

Research and development expenses	1,956	1,372		4,082	2,888
Selling, general and administrative expenses	5,810	4,434		11,350	9,233

Operating income	12,623	9,306	36%	32,128	23,419	37%

Other expense (income), net	94	(105)		42	(106)

Income before income taxes	12,529	9,411	33%	32,086	23,525	36%

Income taxes	4,176	3,207		10,788	8,090

Net income	$8,353	$6,204	35%	$21,298	$15,435	38%

Net income per common share:
-basic	$0.46	$0.34	35%	$1.18	$0.86	37%
-diluted	$0.46	$0.34	35%	$1.18	$0.86	37%

Weighted average common shares outstanding:
-basic	18,063	18,041		18,057	18,034
-diluted	18,096	18,044		18,079	18,038
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2010	2009	Change	2010	2009	Change
Net sales:
Applied Technology	$20,966	$18,572	13%	$53,891	$48,006	12%
Engineered Films	26,120	15,017	74%	51,753	28,375	82%
Aerostar	9,195	5,838	58%	20,888	12,403	68%
Electronic Systems	18,067	17,913	1%	34,355	34,066	1%
Intersegment eliminations	(1,174)	(754)		(2,683)	(1,042)

Total company	$73,174	$56,586	29%	$158,204	$121,808	30%

Operating income:
Applied Technology	$5,518	$5,117	8%	$17,921	$14,727	22%
Engineered Films	5,543	2,081	166%	9,670	4,796	102%
Aerostar	1,345	1,136	18%	3,509	2,294	53%
Electronic Systems	2,813	2,962	(5)%	5,937	5,457	9%
Intersegment eliminations	2	(26)		(47)	2

Total segment income	15,221	11,270		36,990	27,276
Corporate expenses	(2,598)	(1,964)	(32)%	(4,862)	(3,857)	(26)%

Total company	$12,623	$9,306	36%	$32,128	$23,419	37%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	July 31	January 31	July 31
	2010	2010	2009
ASSETS
Cash, cash equivalents and short-term investments	$53,615	$43,684	$43,032
Accounts receivable, net	34,670	34,327	29,155
Inventories	45,192	34,475	29,449
Other current assets	6,020	5,261	5,631

Total current assets	139,497	117,747	107,267

Property, plant and equipment, net	33,903	33,029	35,113
Other assets, net	19,597	19,533	10,626

	$192,997	$170,309	$153,006

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$14,842	$12,398	$8,485
Accrued and other liabilities	17,231	13,562	11,792

Total current liabilities	32,073	25,960	20,277

Other liabilities	11,512	11,098	7,898
Shareholders’ equity	149,412	133,251	124,831

	$192,997	$170,309	$153,006

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended July 31
	2010	2009
Cash flows from operating activities
Net income	$21,298	$15,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,594	3,530
Other operating activities, net	(5,076)	15,356

Net cash provided by operating activities	19,816	34,321

Cash flows from investing activities
Capital expenditures	(3,774)	(2,304)
Other investing activities, net	192	(2,397)

Net cash used in investing activities	(3,582)	(4,701)

Cash flows from financing activities
Dividends paid	(5,771)	(4,864)
Other financing activities, net	(36)	(37)

Net cash used in financing activities	(5,807)	(4,901)

Effect of exchange rate changes on cash	4	46

Net increase in cash and cash equivalents	10,431	24,765
Cash and cash equivalents at beginning of period	40,684	16,267

Cash and cash equivalents at end of period	51,115	41,032
Short-term investments	2,500	2,000

Cash, cash equivalents and short-term investments	$53,615	$43,032

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